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Angela White
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+1 (781) 652-6480
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Jason Keith publicrelations@vistaprint.com
+1 (781) 652-6444

Vistaprint Announces Promotion of Ernst Teunissen to Chief Financial Officer Effective March 1, 2011

- Current CFO Mike Giannetto to Depart Vistaprint June 30, 2011 -

Venlo, the Netherlands, November 18, 2010 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced the promotion of Ernst Teunissen to executive vice president and chief financial officer. Mr. Teunissen, currently Vistaprint’s vice president of corporate strategy, will assume the role on March 1, 2011 from current CFO Mike Giannetto, who has decided to leave Vistaprint to spend more time with his family.

“Since 2003, Mike built and will leave in place a very strong finance function and infrastructure, and has been an invaluable member of the senior management team overall,” said Robert Keane, president and chief executive officer. “He helped take the company public in 2005 and drove sound investment decisions that have fueled significant revenue and earnings growth. I thank him for what will be eight years of service to the company and our stakeholders, and for the personal enjoyment and satisfaction I have had from working together so closely and so long.”

Giannetto will leave Vistaprint effective June 30, 2011, and leave his role as CFO effective March 1, 2011. “It was very difficult for me to make the decision to leave Vistaprint,” said Giannetto. “There’s never a good time to make a decision like this, but I know I am leaving the company with a very strong and capable finance organization. I have thoroughly enjoyed working with Robert, the management team, and being a part of such an exciting growth story for nearly eight years. I will spend the next several months helping to ensure a smooth CFO transition.”

“While I am disappointed that Mike has decided to leave Vistaprint, I am pleased to be in a position in which a successor for Mike was apparent,” continued Keane. “Ernst Teunissen has made a tremendous impact on Vistaprint in corporate strategy and planning, is a trusted advisor to the senior most management team, and a respected leader.”

Teunissen has over 20 years of experience in corporate strategy and finance. Prior to joining Vistaprint in 2009, from 2003 to 2009 he founded and led two London-based firms, ThreeStone Ventures, Ltd. and Manifold Partners, Ltd., in the areas of corporate finance and management consultancy. From 1999 to 2003, Teunissen was an executive director in Morgan Stanley’s Investment Banking Division in London. From 1997 to 1999 he was a senior associate director in Deutsche Bank’s Investment Banking Division in London and Singapore. While in investment banking, Teunissen specialized in mergers and acquisitions, initial public offerings, debt restructuring, and strategic investments for technology, media and telecommunications companies. From 1990 to 1997, Teunissen was a strategy consultant with the Monitor Company in Hong Kong and Amsterdam. Teunissen holds a Master of Business Administration degree from the University of Oregon, and a Bachelor of Business Administration from Nijenrode University, The Netherlands School of Business.

“I look forward to working with Vistaprint’s talented and dedicated finance organization in my new role as chief financial officer,” said Teunissen. “I believe combining Vistaprint’s strategy and finance organizations will be a powerful way to help support the company’s plans for continued growth in the years to come.”

About Vistaprint
Vistaprint N.V. (Nasdaq:VPRT) empowers more than 9 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 2,500 people, operates 22 localized websites globally and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the purposes and anticipated benefits and other effects of the CFO succession plan discussed in the press release and the expected growth and development of our business. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to successfully implement the succession plan, disruptions in our operations and business that may result from this change and other previously announced changes in our senior management team, our ability to successfully operate under our new organizational structure, our ability to attract and retain key employees, the failure of our investments in our business, and other factors that are discussed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

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